Exhibit 99.1

NEWS RELEASE

May 18, 2011	OTC BB: DPDW

DEEP DOWN REPORTS FIRST QUARTER 2011 RESULTS

•	Comparable Revenues increase 75 percent to $6.3 million
•	Comparable Gross Profit increases 20 percent to $1.2 million
•	Modified EBITDA increases $0.2 million

HOUSTON May 18 /PRNewswire-FirstCall/ -- Deep Down, Inc. (OTC Bulletin Board: DPDW) (“Deep Down” or the “Company”), an oilfield services company specializing in products and services for the deepwater and ultra-deepwater oil and gas industry, today announced a net loss of $1.8 million for the first quarter of 2011, an improvement of $0.7 million, or 28%, over the same period in 2010.

OPERATING RESULTS

For the first quarter of 2011, Deep Down reported a net loss of $1.8 million, or $0.01 loss per diluted share, compared to a net loss of $2.5 million, or $0.01 loss per diluted share, in the first quarter of 2010.

Revenues for the first quarter of 2011 were $6.3 million. Revenues for the first quarter of 2010 were also $6.3 million, but included $2.7 million related to our Flotation operating segment, which was contributed to the Cuming Flotation Technologies, LLC joint venture (“CFT”), effective December 31, 2010. Excluding the first quarter 2010 revenue related to the Flotation operating segment, comparable revenues increased $2.7 million or 75% from the quarter ended March 31, 2010 to the quarter ended March 31, 2011, partially as the result of a large installation of a subsea distribution system we performed offshore Gabon, West Africa which commenced in the fourth quarter of 2010 and was completed in the first quarter of 2011. Additionally, our ROV and related services revenues increased due to improved utilization and we recorded increased revenue on a large fabrication project that is projected to be completed in mid-2011.

Gross profit for the first quarter of 2011 was $1.2 million, or 19 percent of revenues. Gross profit for the first quarter of 2010 was $1.6 million or 25 percent of revenues, and included $0.6 million, or 23 percent of revenues, related to our Flotation operating segment, which, as was previously mentioned, was contributed to CFT effective December 31, 2010. Excluding the first quarter 2010 gross profit related to the Flotation operating segment, comparable gross profit increased $0.2 million or 20% from the quarter ended March 31, 2010 to the quarter ended March 31, 2011, primarily as the result of the previously mentioned installation job we performed offshore Gabon, West Africa and improved utilization of our ROV fleet.

The Company’s management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before the effects of net interest expense, income taxes, non-cash stock compensation expense, equity in net loss of joint venture, non-cash impairments, depreciation and amortization and other non-cash items.  Modified EBITDA for the first quarter of 2011 was negative $1.0 million compared to negative $1.2 million in the first quarter of 2010. The $0.2 million improvement was driven primarily by increased gross profit as previously mentioned.

WORKING CAPITAL

The Company's working capital was negative $0.1 million at March 31, 2011, a decrease of $1.7 million from the $1.6 million of working capital at December 31, 2010. This decrease is due primarily to the Company’s large $3.7 million cash balance at December 31, 2010 resulting mainly from a large installation job we performed offshore Gabon, West Africa which commenced in the fourth quarter of 2010 and was completed in the first quarter of 2011. We believe we will achieve our planned financial results, and therefore we believe that we will have adequate liquidity to meet our future operating requirements.

At March 31, 2011, we were not in compliance with one of the financial covenants associated with $2.7 million in debt we owe to our primary lender. We have received a waiver from our lender curing our non-compliance.

Ronald E. Smith, Chief Executive Officer stated, “Historically, our first quarter tends to be sluggish because our customers are rolling out their newly approved annual budgets. In light of that fact, we performed reasonably well in the first quarter of 2011 as our comparable revenues, gross profit and modified-EBITDA figures all improved over the first quarter of 2010.

“Our industry continues to show signs of strengthening. We participated extensively in the annual Offshore Technology Conference (the “OTC”), which was held in Houston, Texas on May 2-5, 2011. The mood of the participating customers and vendors with respect to the oil and gas industry’s outlook was very positive. In addition, we were awarded the 2011 Woelfel Best Mechanical Engineering Achievement Award, which recognizes a product, device, or system displayed at the OTC, which best reflects innovation and/or practical use of mechanical engineering in solving problems, improving design or maximizing performance.  The award was for our 3,400 Ton Umbilical Storage Carousel. As a result of receiving this award, we received many customer inquiries regarding our ability to provide them with our technology as it applied to their specific needs, and we hope to leverage this into multiple carousel and other orders. We believe we are poised for growth and profitability for the remainder of 2011 and beyond.

 “CFT’s profit in the first quarter of 2011 was lower than anticipated primarily due to weather-related shipment delays. It is expected that the shortfall will be covered during the remainder of the year as these shipments occur. Additionally, CFT has been awarded multiple international contracts, the value of which, with options, exceeds $50 million.   We continue to believe very strongly in CFT and its prospects of being very profitable for Deep Down in 2011 and beyond.”

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, distributed and drill riser buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Information set forth in this document contain "forward-looking statements" (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect Deep Down's expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Deep Down and Cuming, including future financial and operating results, whether and when the transactions will be consummated, the new combined company's plans, market and other expectations, objectives, intentions and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain  financing and approvals for the transaction; the risk that any synergies from the transaction may not be realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the ability to successfully integrate the businesses, unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; continuation or deterioration of current market conditions; future regulatory or legislative actions that could adversely affect the companies; and the business plans of the customers of the respective parties. Additional factors that may affect future results are contained in Deep Down's filings with the Securities and Exchange Commission ("SEC"), which are available at the SEC's web site http://www.sec.gov. Deep Down disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

CONTACT: Investor Relations of Deep Down, Inc., +1-281-517-5000

Deep Down, Inc.
Summary Financial Data

The table below presents summary financial information:

	For the Three Months Ended
	March 31,
	2011	2010
(in thousands, except per share amounts)
Results of operations data:
Revenues	$6,284	$6,274
Cost of sales	5,096	4,706
Gross profit	1,188	1,568
Total operating expenses	2,738	3,925
Operating loss	(1,550)	(2,357)
Total other expense	(194)	(132)
Loss before income taxes	(1,744)	(2,489)
Income tax expense	(15)	(17)
Net loss	$(1,759)	$(2,506)
Net loss per share, basic and diluted	$(0.01)	$(0.01)
Weighted-average shares outstanding	206,655	180,451

Modified EBITDA data:
Net loss	$(1,759)	$(2,506)
Add back interest expense, net	90	131
Add back depreciation and amortization	448	978
Add back income tax expense	15	17
Add back share-based compensation	131	226
Add back equity in net loss of JV	114	-
Modified EBITDA	$(961)	$(1,154)

Cash flow data:
Cash provided by (used in):
Operating activities	$(1,671)	$720
Investing activities	(504)	(779)
Financing activities	(274)	(150)

	March 31, 2011	December 31, 2010
Balance sheet data:
Cash and cash equivalents	$1,281	$3,730
Current assets	6,259	9,738
Current liabilities	6,331	8,089
Working capital	(72)	1,649
Total assets	30,087	33,624
Total debt	3,778	4,052
Total liabilities	8,622	10,532
Stockholders' equity	21,465	23,092

The table below presents the components of revenues, cost of sales and gross profit:

	For the Three Months Ended
	March 31,
	2011	2010
(In thousands)
Revenues:
Comparable revenues	$6,284	$3,568
Flotation revenues	-	2,706
Total revenues	6,284	6,274
Cost of sales:
Comparable cost of sales	5,096	2,633
Flotation cost of sales	-	2,073
Total cost of sales	5,096	4,706
Gross profit:
Comparable gross profit	1,188	935
Flotation gross profit	-	633
Total gross profit	1,188	1,568